CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2020, relating to the financial statements and financial highlights of USA Mutuals Vitium Global Fund and USA Mutuals Navigator Fund, each a series of Northern Lights Fund Trust IV (formerly known as USA Mutuals Vitium Global Fund and USA Mutuals Navigator Fund, series of USA Mutuals (the “Predecessor Funds”)), for the year ended March 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 21, 2021